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                                                                     EXHIBIT 5.1

                            [SHAW PITTMAN LETTERHEAD]

                               September 21, 1999

Applied Graphics Technologies, Inc.
450 West 33rd Street
New York, New York 10001


RE:  APPLIED GRAPHICS TECHNOLOGIES, INC. REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

We have acted as counsel to Applied Graphics Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration of an additional 3,000,000 shares (the "Shares") of common stock, $0.01 par value, of the Company under the Applied Graphics Technologies, Inc. 1998 Incentive Compensation Plan, as amended and restated (the "Plan"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement").

We have examined such documents and instruments as we determined to be necessary in order to render our opinion.

Based on the foregoing and subject to the following limitations, we are of the opinion that upon issuance and delivery of the Shares in accordance with the Plan referred to in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is, with your concurrence, predicated upon and qualified by the following:

            a. The foregoing opinion is based upon and limited to the Delaware General Corporation Law, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.

            b. Our opinion letter is based upon and limited to laws and regulations as in effect on the date of this letter. We assume no obligation to update the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ SHAW PITTMAN

                                          SHAW PITTMAN